                                                                    EXHIBIT 21.1

                             SUBSIDIARIES OF VLASIC

        NAME OF SUBSIDIARY AND NAME
        UNDER WHICH IT DOES BUSINESS            JURISDICTION OF INCORPORATION
        ----------------------------            -----------------------------
Freshbake Foods Limited                                 Great Britain
Stratford-Upon-Avon Foods Limited                       Great Britain
VF Brands, Inc.                                            Delaware
Vlasic Foods Distribution Company                          Arkansas
Vlasic Foods Canada, Inc.                                  Ontario
Vlasic International Brands Inc.                           Delaware
Vlasic International Sales Inc.                           New Jersey
Vlasic Standards, Inc.                                    New Jersey


                                      (14)